AMENDED AND RESTATED AGREEMENT
THIS AMENDED AND RESTATED AGREEMENT made effective as of the 9th day of May, 2006 between DAVE MATHEWSON, an individual residing at 1265 Mesa Drive, Fernley, Nevada 89408 (“Mathewson”), and GOLD RUN INC., a Delaware corporation having offices at 330 Bay Street, Suite 820, Toronto, Ontario, Canada M5H 2S8 (Gold Run”).
WHEREAS, Mathewson and Gold Run (the “Parties”) desire to amend and restate certain terms and conditions of a certain agreement previously entered into effective May 9, 2006; and
WHEREAS, the parties are this day executing an employment agreement made effective as of August 1, 2006.
NOW THEREFORE, in consideration of One ($1.00) dollar paid, the mutual covenants herein, and other good and valuable consideration, the Parties agree as follows:
(1) Mathewson Equity Interest; Subscription; Adjustment of Number of Shares; Acquisition Shares.
(a) Mathewson is hereby subscribing for, and Gold Run is selling to Mathewson, 7,500,000 common shares of the capital stock of Gold Run (“Shares”), at a purchase price of $0.0001 per Share, subject to the terms and conditions set forth herein.

(b) Gold Run agrees that upon fulfillment of its Funding Obligation, as hereinafter set forth at Section 2, Mathewson will own that number of Shares which represents 15% of the then outstanding number of Shares of Gold Run, subject to adjustment as may be required pursuant to Section 1(c).
(i) In the event that said 7,500,000 Shares represents more than 15% of the then outstanding Shares of Gold Run at the time of fulfillment of its Funding Obligation, Shares owned by Mathewson will be deemed automatically cancelled in an amount such that Mathewson will own a number of Shares equal to 15% of the then outstanding number of Shares.
(ii) In the event that said 7,500,000 Shares represents less than 15% of the then outstanding Shares of Gold Run at the date of its fulfillment of the Funding Obligation, Mathewson shall have the non-assignable option to purchase from Gold Run, at a price of $0.0001 per Share, for a period of thirty (30) days from such date, that number of Shares such that, after such purchase, Mathewson will then own 15% of the then outstanding number of Shares of Gold Run.
(c) Notwithstanding anything herein to the contrary, any and all Shares which Gold Run issues and Shares which Gold Run is obligated to issue, in connection with the acquisition of either (i) mineral interests, or (ii) entities which own rights to mineral interests (“Acquisition Shares”) will be excluded from the number of the Shares of Gold Run outstanding at the time of fulfillment of the Funding Obligation for purposes of calculating the number of Shares Mathewson is entitled to own, pursuant to Section 1(b). Mathewson acknowledges that in the event that Gold Run issues Acquisition Shares, this will result in Mathewson being entitled to
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own a number of Shares which equals less than 15% of the number of outstanding Shares at the time Gold Run has fulfilled its Funding Obligation.
(2) Gold Run Funding Obligation.
(a) Gold Run will be responsible for providing funding to support (i) Exploration Costs, as defined herein, in a minimum amount of $6 million in accordance with the provisions of Section 2(c), and (ii) all other activities of Gold Run, including without limitation, administrative functions, and legal, accounting, and travel fees and costs (the “Funding Obligation”).
(b) The Funding Obligation will be deemed to be satisfied upon the earlier of the following to occur:
(i) the date upon which the cumulative sum of $6,000,000 is expended on Exploration Costs as such term is defined hereafter; and
(ii) the date upon which funds in an amount which is the sum of $6,000,000 minus the amount of Exploration Costs already expended is set aside and reserved to pay for Exploration Costs, provided that the Company has also set aside and reserved additional funds to pay for general and administrative expenses of the Company in an amount equal to 50% of the amount of such funds set aside and reserved to pay for Exploration Costs.
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(c) Funds for Exploration costs will be provided in accordance with the following schedule:
August 11, 2006	$300,000
September 30, 2006	$300,000
March 31, 2007	$1,400,000
July 31, 2007	$1,000,000
January 31, 2008	$1,000,000
July 31, 2008	$1,000,000
January 31, 2009	$500,000
April 30, 2009	$500,000

TOTAL:	$6,000,000

(d) Option to Accelerate Funding. Gold Run shall have the option, exercisable at any time and from time-to-time, to provide funds for exploration activities before they are required in accordance with Section 2(c). Gold Run’s exercise of this option will in no way affect, alter or change the terms of its Funding Obligation, or affect, alter or modify other rights, obligations, conditions or provisions of this agreement.
(e) Revised Funding Obligation. Gold Run intends to arrange to have its Shares publicly traded in the United States on or before January 31, 2007. If for any reason whatsoever the Securities and Exchange Commission shall not have declared effective a registration statement covering the sale of Shares on or before January 31, 2007, the Funding Obligation set forth in Section 2(c) shall be revised as follows:
August 11, 2006	$300,000
September 30, 2006	$300,000
March 31, 2007	$500,000
July 31, 2007	$1,900,000
January 31, 2008	$1,000,000
July 31, 2008	$1,000,000
January 31, 2009	$500,000
April 30, 2009	$500,000

TOTAL:	$6,000,000

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(f) Gold Run’s Default; Cure; Transfer of Property to Mathewson. In the event that Gold Run defaults by failing to provide funding in accordance with the provisions of this Section 2, and does not cure such default within thirty (30) days after receipt of a written notice from Mathewson detailing such default, any and all leases or other agreements granting rights to Gold Run and to properties which have been generated by Mathewson (including CVN, HC, RC and any claims to which Mathewson is entitled to a NSR royalty pursuant to this Agreement), will be immediately cancelled and be of no further force or effect, and Gold Run shall have no interest in and to all such properties.
(g) Exploration Costs. Without limitation, Exploration Costs include costs of staking, mapping, chip sampling, geochemical sampling, assay costs, consultant fees, and expenses, drilling costs and related exploration activities, and a pro-rata share of salaries of geologists and other professionals related to programs. Specifically excluded from the definition of Exploration Costs are lease payments, governmental fees, costs of reclamation bonds, insurance, corporate overhead, legal and accounting fees and costs, and regulatory fees. Gold Run will pay all claim holding costs forty-five (45) days prior to the respective annual August 31 due dates. Gold Run will pay, thirty (30) days prior to the respective due dates, all required lease payments respecting properties in which Gold Run has an interest and from which properties Mathewson is entitled to receive a production royalty as provided for herein.
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(3) Restrictions on Resale.
(a) The Shares are restricted as to sale, assignment, transfer or hypothecation until November 8, 2007. Thereafter, Mathewson shall have the right to sell in accordance with Securities laws, rules and regulations an amount of Shares equal to five (5%) percent of his shareholdings every six (6) months until May 9, 2009, at which time all Shares owned by Mathewson may be freely dealt with subject to applicable securities laws, rules and regulations. The certificates represent* the Shares will bear a customary restrictive legend, and also reference applicable provisions of this Agreement.
(b) Notwithstanding anything herein to the contrary set forth in the provisions of this Section 3, Mathewson shall have the right to sell, assign and transfer Shares, at his cost of $0.0001 per share, to persons who become employees of Gold Run, subject to the approval of the Board of Directors, in an amount and on such terms and conditions as the Board of Directors deem appropriate, in its sole discretion.
(c) In the event that Mathewson shall terminate his employment on or before July 31, 2009, Mathewson’s right to sell any Shares pursuant to Section 3(a) shall immediately lapse and be extinguished as of the date of such termination. In the event of such termination, and commencing upon the date of termination, the Shares will restricted as to sale assignment, transfer hypothetication until a date which is eighteen (18) months from the date of such termination. Thereafter, these Shares may be freely dealt with in accordance with applicable securities laws, rules and regulations.
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(4) The Parties agree to execute such further documents, deeds, and instruments as may be necessary or advisable to effectuate provisions in this agreement.
(5) Mathewson acknowledges and understands that Gold Run has relied, and is, relying upon the representations and statements contained in that certain letter dated September 27, 2006 sent by Mathewson to Gold Run in entering into this Agreement. This Agreement supersedes that certain other agreement between the parties made effective May 9, 2006. This Agreement can only be modified in writing which is signed by both Parties.
(6) Mathewson makes the following representations and warranties, and acknowledges Gold Run’s reliance upon them: (a) Mathewson has the authority to enter into this Agreement; (b) Agreement does not conflict with any other agreement to which Mathewson is a party or to which he may be bound; (c) Mathewson has read and understands this Agreement; and (d) Mathewson has had the opportunity to consult with legal counsel of his choosing before signing this Agreement.
(7) Any dispute hereunder will be decided in accordance with the laws of New York for contracts executed and to be performed in New York and the parties hereby submit to the exclusive jurisdiction of the state and federal courts sitting in the City of New York having jurisdiction for resolution of all such matters.
IN WITNESS WHEREOF, the parties hereto have executed this Agreement on November 20, 2006.
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GOLD RUN INC.
	By:	/s/ Richard D. Brown
Richard D. Brown, Director
/s/ Sondra Mathewson	/s/ Dave Mathewson
Dave Mathewson
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